                                                                                                                                                                    Exhibit 99.1

                                                                                                                                                                    Ingersoll-Rand Company Limited
                                                                                                                                                                    Clarendon House
                                                                                                                                                                    2 Church Street
                                                                                                                                                                    Hamilton HM 11
                                                                                                                                                                    Bermuda
                                                                                                                                                                    www.irco.com

Contact:            Wendy Bost (Media Contact)
                         (201) 573-3382

                         Joseph Fimbianti (Analyst Contact)
                        (201) 573-3113

                        Ingersoll-Rand to Receive $26 Million from Anti-dumping Claims for the Year 2004;
                           Affirms its Fourth-quarter and Full-year EPS Forecast

Hamilton, Bermuda, December 8, 2004-Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it will receive approximately $26million from anti-dumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA) for the year 2004. This payment is related to the sale of the Engineered Solutions business to Timken in February 2003.

            The company also announced that, based on recent order activity, it continues to anticipate strong growth in most North American and European markets and robust growth in Asia for the balance of the year and into 2005.  Given these conditions, the company continues to expect 2004 fourth-quarter earnings from total operations to be in the range of $1.13 to $1.23 per share, which excludes the $26 million CDSOA payment. The company also continues to expect 2004 full-year earnings per share (EPS) from total operations in the range of $4.80 to $4.90, which is more than 43 percent above EPS of $3.34 for 2003.  The company's 2004 full-year forecast also excludes the gains on the sale of the Drilling Solutions and Dresser-Rand businesses.

            "We believe our product and service innovations, expansion in emerging geographic markets and recurring revenues will propel organic revenue growth in 2005 to be toward the upper end of our long-term target range of 4 percent to 6 percent per year," said Herbert L. Henkel, chairman, president and chief executive officer. "We also expect operating margins, net earnings and return on invested capital to increase in 2005. We are encouraged by the strength of our current business portfolio and believe we are on the right course to achieve our long-term goals for growth and shareholder value."

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            The company intends to provide detailed information during its 2004 fourth-quarter webcast and conference call, which is currently scheduled for February 1, 2005.

            Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

            This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  In addition, economic and regulatory conditions and other factors could affect the timing or completion of the transaction. Additional information regarding risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2004.

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